UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/28/2011

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

AGREEMENT WITH FORMER CFO

As previously announced, Mark A. Kerschner was replaced as the Executive Vice President and Chief Financial Officer of CDI Corp. ("CDI" or the "Company") on August 30, 2011. His employment with the Company ended on September 30, 2011 (the "Termination Date"). On October 28, 2011, Mr. Kerschner and CDI entered into a Non-Competition Agreement and Release and Waiver of Claims (the "Agreement"). As consideration for Mr. Kerschner's one-year non-competition and non-solicitation covenants, release of claims and other undertakings in the Agreement, and consistent with the terms of CDI's Executive Severance Program, CDI will pay to Mr. Kerschner during the one-year period after the Termination Date: (1) an amount equal to his previous annual base salary ($335,000); and (2) up to $15,000 in outplacement services. In addition, during the one-year period after the Termination Date: (a) if Mr. Kerschner elects to continue paying premiums under CDI's group medical insurance plan pursuant to the plan's continuation coverage provisions, CDI will continue to pay the same portion of his insurance premiums as it was previously paying on a tax adjusted basis; and (b) CDI will continue to provide basic life insurance coverage to Mr. Kerschner. Should Mr. Kerschner obtain other employment, CDI will have the right to cease any additional severance payments, outplacement services fees, or medical or life insurance benefits for the period following Mr. Kerschner's attainment of other employment.

2011 CASH INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

As previously disclosed, in March 2011 the Compensation Committee (the "Committee") of the CDI Board of Directors approved the components of the 2011 cash incentive compensation program for executive officers of the Company. The executives' 2011 cash incentive compensation is based: (a) 52% on the Company's pre-tax profits (PTP) in 2011, (b) 33% on the Company's revenue in 2011, and (c) 15% on the achievement of individual objectives for each executive. On October 31, 2011, the Committee confirmed that the 2011 payout scales previously disclosed for the Company's CEO will also apply to other executive officers of CDI. Those payout scales provide for a threshold level of performance (below which no cash incentive compensation would be earned), a target level of performance (at which the target cash incentive compensation amount would be earned), and a maximum level of performance (above which no additional cash incentive compensation could be earned). The threshold level of performance is 70% of the target level of performance. The maximum payout with respect to parts (a) and (b) is 150% of the target. The maximum payout with respect to part (c) is 100% of the target level for that component. The payout for the revenue component is capped at 100% of target unless CDI achieves the threshold level of PTP under the Company's 2011 financial plan.

2011 GRANTS OF PCDS

On October 31, 2011, the Committee approved the following grants of Performance-Contingent Deferred Stock ("PCDS"):

Robert M. Larney (Executive Vice President and Chief Financial Officer) - 12,059 shares

Brian D. Short (Senior Vice President, Chief Administrative Officer and General Counsel) - 6,220 shares

These PCDS grants entitle each recipient to receive all or a portion of the specified number of shares of CDI stock based on the Company's achievement of established levels of PTP in 2011. These executives have the opportunity to earn shares of CDI stock in an amount up to 150% of their PCDS awards if the Company achieves pre-tax profits above the target level set forth in CDI's 2011 financial plan. Any shares of CDI stock earned by these executives in connection with the Company's 2011 performance will vest one-half in 2012 and one-half in 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: November 03, 2011	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer & General Counsel